EXHIBIT 4.50
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
     This Second Amended and Restated Credit Agreement, dated as of March 29, 2007, is among AirNet Systems, Inc., an Ohio corporation, The Huntington National Bank, a national banking association, in its capacity as Administrative Agent for the Lender hereunder, and The Huntington National Bank, a national banking association, as the Lender hereunder. The parties hereto agree as follows:
ARTICLE I
Definitions
     Section 1.1. Definitions. As used in this Agreement:
     “Account Debtor” shall have the meaning set forth in the definition of Eligible Accounts Receivable.
     “Accounts Receivable” shall mean, at any date, the total of all accounts which would be properly classified in accordance with Agreement Accounting Principles as accounts receivable on the consolidated balance sheet of the Borrower and its Subsidiaries at such date.
     “Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
     “Administrative Agent” and “Agent” means The Huntington National Bank, in its capacity as contractual representative of the Lender pursuant to Article XIII, and not in its individual capacity as Lender, and any successor Administrative Agent appointed pursuant to Article XIII.
     “Advance” means a borrowing hereunder (i) made by Lender, or (ii) converted or continued by Lender, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.
     “Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 20% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock or other ownership interests, by contract or otherwise.
     “Agreement” means this Second Amended and Restated Credit Agreement, as it may be amended, modified, supplemented, extended, restated or replaced from time to time.
     “Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.
     “Alternative Base Rate” means the rate of interest equal to the higher of (i) the Prime Rate, or (ii) the sum of (y) the Federal Funds Effective Rate, and (z) one half of one percent (.5%).
     “AMI” means AirNet Management, Inc., an Ohio corporation.
     “Amendment and Restatement Fee” shall be as defined in Section 2.21.

     “Applicable Fee Rate” means, at any time, the percentage rate per annum at which commitment fees and LC Fees are accruing on the unused portion of the Revolving Commitment or undrawn stated amount under the relevant Facility LC, as applicable, at such time as set forth in the Pricing Schedule.
     “Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.
     “Article” means an article of this Agreement unless another document is specifically referenced.
     “Assignment Agreement” means that certain Assignment Agreement by and between Lender and JPM (defined below in the definition for the term “Note”), as Assignee and Assignor, respectively
     “Authorized Officer” means any of the Chief Executive Officer, Chief Financial Officer or Controller of the Borrower, acting singly.
     “Available Revolving Commitment” means, at any time, the Revolving Commitment then in effect minus the Outstanding Credit Exposure at such time.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Book Value” means the value at which an asset is carried on the balance sheet of Borrower at any particular date.
     “Borrower” means AirNet Systems, Inc., an Ohio corporation, and its successors and assigns.
     “Borrowing Base” means, at any date, that amount which is equal to the lesser of (a) Fifteen Million Dollars ($15,000,000.00), (b) the Revolving Commitment, or (c) the aggregate of (i) 80% of the Eligible Accounts Receivable of the Borrower and its Subsidiaries on a consolidated basis as of such date, and (ii) 50% of the Eligible Inventory of the Borrower and its Subsidiaries on a consolidated basis as of such date.
     “Borrowing Base Certificate” means the certificate substantially similar in form and substance to that shown on Exhibit C, which shall contain all supporting documentation, including accounts receivable and aging schedules.
     “Borrowing Date” means a date on which an Advance is made hereunder as determined pursuant to Section 2.6.
     “Borrowing Notice” shall have the meaning set forth in Section 2.6.
     “Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Columbus, Ohio and New York, New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system, and dealings in United States dollars are carried on in the London interbank market, and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Columbus, Ohio for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.
     “Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with Agreement Accounting Principles, except (i) expenditures for the purchase of aircraft held for resale within 90 days, and (ii) expenditures of insurance proceeds for the replacement of any asset with respect to which such insurance proceeds were paid to Borrower or any Subsidiary as a result of any loss or damage to such asset.
     “Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     “Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.
     “Charges” shall have the meaning set forth in Section 12.20.
     “Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business, (iv) certificates of deposit issued by and time deposits with any commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000, and (v) money market accounts; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest. It is understood and agreed that all sums deposited by Borrower in accounts held by Lender and invested by Lender shall constitute Cash Equivalent Investments.
     “Change in Control” means, with respect to Borrower, an event or series of events by which:
     (i) any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934) has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), by way of merger, consolidation or otherwise, of 30% or more of the equity interests of Borrower on a fully-diluted basis after giving effect to the conversion and exercise of all outstanding equity equivalents (whether such equity equivalents are then currently convertible or exercisable); or
     (ii) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (ii)(A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other governing body was approved by individuals referred to in clauses (ii)(A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; provided that Lender determines that, for purposes of this Agreement, any such event or series of events described in this subpart (ii) shall constitute a Change in Control.
     “Closing Agenda” means the Closing Agenda prepared by Lender’s counsel setting forth the required closing documentation and other items pursuant to Section 4.1, as the same may be amended or modified from time to time.
     “Closing Date” means the date on which this Agreement is fully executed.
     “Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
     “Consolidated Capital Expenditures” means, with reference to any period, the Capital Expenditures of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.
     “Consolidated Dividends” means, with reference to any period, any dividends or distributions on the membership interests, capital stock or other equity interests of Borrower or any of its Subsidiaries (other than dividends payable in its own membership interests, capital stock or other equity interests) or the redemption, repurchase or other acquisition or retirement of any of the membership interests, capital stock or other equity interests of Borrower or any of its Subsidiaries at any time outstanding, all calculated on a consolidated basis for such period, except for dividends or distributions made by any Subsidiary to the Borrower.

     “Consolidated EBITDA” means with respect to any period, Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, (iii) depreciation, calculated for the Borrower and its Subsidiaries on a consolidated basis, (iv) amortization, calculated for the Borrower and its Subsidiaries on a consolidated basis; (v) for the fiscal quarter ending September 30, 2006 only, an amount equal to $24,560,000.00 (which reflects the non-cash impairment charge recognized by Borrower in the fiscal quarter ending September 30, 2006), and (vi) extraordinary losses (determined in accordance with Agreement Accounting Principles) incurred other than in the ordinary course of business, calculated for the Borrower and its Subsidiaries on a consolidated basis, minus, to the extent included in Consolidated Net Income, extraordinary gains (determined in accordance with Agreement Accounting Principles) realized other than in the ordinary course of business, calculated for the Borrower and its Subsidiaries on a consolidated basis.
     “Consolidated Funded Indebtedness” means at any time (a) the aggregate dollar amount of Indebtedness of the Borrower and its Subsidiaries which has actually been funded and is outstanding, whether or not such amount is due or payable at such time, and (b) all reimbursement obligations under outstanding Letters of Credit which (i) may be presented, or (ii) have been presented and have not yet been paid; all calculated for the Borrower and its Subsidiaries on a consolidated basis as of such time.
     “Consolidated Income Tax Expense” means, for any period, the tax expense of Borrower and its Subsidiaries on a consolidated basis for said period.
     “Consolidated Indebtedness” means at any time the Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.
     “Consolidated Interest Expense” means, with reference to any period, the interest expense of Borrower and its Subsidiaries calculated on a consolidated basis for such period.
     “Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.
     “Consolidated Net Worth” means at any time the consolidated shareholders’ equity of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.
     “Consolidated Tangible Net Worth” of Borrower means, at any date, Consolidated Net Worth, less all related Intangible Assets, determined at such date. For purposes of this definition, “Intangible Assets” means the amount (to the extent reflected in determining Consolidated Net Worth) of (i) all write-ups in the book value of any asset owned by the Borrower and its Subsidiaries, (ii) all Equity Investments of Borrower in its Subsidiaries and/or Affiliates, and (iii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, anticipated future benefit of tax loss carry-forwards, copyrights, organization or developmental expenses and other intangible assets of Borrower and its Subsidiaries, calculated on a consolidated basis.
     “Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.
     “Conversion/Continuation Notice” is defined in Section 2.7.
     “Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
     “Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.
     “Credit Extension Date” means the Borrowing Date for an Advance or the issuance date for a Facility LC.

     “Default” is defined in Article VII.
     “Dollar” and “Dollars” refer to U.S. currency.
     “Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied.
     “Eligible Accounts Receivable” means, at any date, the portion of the Accounts Receivable arising in the ordinary course of business from the sale of goods or services by Borrower and its Subsidiaries that Lender determines in its sole good faith discretion, based on credit policies, market conditions, the business of Borrower and its Subsidiaries and other criteria, is eligible, it being understood and agreed that Lender may determine that any Accounts Receivable are not eligible based upon the criteria set forth below and any other criteria which Lender from time to time determines, in its reasonable discretion, is appropriate, including, without limitation, any criteria used from time to time by Lender in such determination in connection with credit facilities extended to any Person in a business similar or reasonably related to that of Borrower and similarly situated. An Account Receivable shall not be deemed an “Eligible Account Receivable” unless such Account Receivable is subject to a perfected first priority security interest in favor of Administrative Agent, for the benefit of Lender, and is not subject to any other lien, encumbrance, or security interest, is evidenced by an invoice or other documentary evidence satisfactory to Lender, is unconditionally due and payable in Dollars to the Borrower or a Subsidiary of Borrower from a party (the “Account Debtor”) and conforms to the warranties regarding the accounts contained in this Agreement. Without limiting the generality of the foregoing, no Account Receivable shall be an Eligible Account Receivable if:
     (a) the Account Receivable is due and unpaid more than 90 days from the original invoice date;
     (b) the Account Receivable arises from uncompleted performance on the part of the Borrower or any Subsidiary of Borrower, constitutes a progress billing or advance billing, is a “bill and hold,” or, if involving a sale of goods, all such goods have not been lawfully shipped and invoiced to the Account Debtor (or if requested by Lender, copies of all invoices, together with all shipping documents and delivery receipts evidencing such shipment have not been delivered to Lender);
     (c) the Account Receivable arises from a contract with any Government Authority;
     (d) the Account Receivable is subject to any prior assignment, claim, lien, subrogation rights or security interest, or subject to any levy or setoff;
     (e) the Account Receivable is subject to any credit, contra account, allowance, adjustment, return of goods, or discount (collectively a “Contra”), provided, however, that unless the Account Debtor has asserted a Contra, if the amount of the Account Receivable exceeds the amount of the Contra, such excess shall be considered for eligibility if such excess is not otherwise excluded from being an Eligible Account Receivable;
     (f) the Account Receivable arises from an Affiliate of Borrower or any Subsidiary of Borrower;
     (g) the Account Receivable, when added to all other Accounts Receivable of the Account Debtor, produces an aggregate indebtedness from the Account Debtor of more than 30% of the total of all the Eligible Accounts Receivable;
     (h) the Account Debtor is subject to bankruptcy, receivership or similar proceedings or is insolvent;
     (i) the Account Receivable is evidenced by any chattel paper, promissory note, payment instrument or written agreement or arises from a consumer which is a natural person;
     (j) the Account Receivable arises from an Account Debtor whose mailing address or executive office is located outside the United States;
     (k) the Account Receivable arises from an Account Debtor to whom goods are shipped on a “cash on delivery” or C.O.D. basis;
     (l) the Account Receivable arises from an Account Debtor having 25% or more of its Accounts Receivable (in Dollar value or in number of Accounts Receivable) not considered to be Eligible Accounts Receivables;

the Account Receivable arises from an Account Debtor who has more than 50% of its Accounts Receivable in Dollar value or in number of accounts with Borrower or any Subsidiary of Borrower more than 60 days past due; and/or
     (m) Lender has notified the Borrower that the Account Receivable or the Account Debtor is unsatisfactory or unacceptable (which Lender reserves the right to do in its sole discretion at any time).
     “Eligible Inventory” means, at any date, that portion of the Inventory, determined at such date, in which Lender has a first and exclusive perfected security interest and that Lender determines from time to time, based on credit policies, market conditions, the business of Borrower and the Subsidiaries and other matters, is eligible for use in calculating the Borrowing Base, it being understood and agreed that Lender may determine that any Inventory is not eligible for use in calculating the Borrowing Base based upon the criteria set forth below and any other criteria which Lender from time to time determines, in its reasonable discretion, is appropriate, including, without limitation, any criteria used from time to time by Lender in such determination in connection with credit facilities extended to any Person in a business similar or reasonably related to that of Borrower and similarly situated. For purposes of determining the Borrowing Base, Eligible Inventory shall not include:
     (a) work in process;
     (b) obsolete or discontinued Inventory;
     (c) supply items, packaging, or the freight portion of raw materials;
     (d) Inventory in the control of a third person for processing, storage, or otherwise unless a bailee’s waiver or secured party of bailee’s waiver, as applicable, is delivered to Lender or at Lender’s option to Administrative Agent for the benefit of Lender, in form satisfactory to Lender, together with the original documents or other instruments evidencing such Inventory, or such other agreements or other documents as Lender shall require in its sole and absolute discretion;
     (e) consigned Inventory;
     (f) Inventory in transit;
     (g) Inventory associated with any contract if the Borrower or any Subsidiary of the Borrower has knowledge that the same may be subject to a material adverse development;
     (h) Inventory located outside the United States; and/or
     (i) Inventory associated with any contract to the extent that progress or advance payments are received from the Account Debtor to the extent such Inventory is identified to such contract.
All Inventory shall be valued for the purposes of determining the Borrowing Base, at the lesser of cost (on a FIFO basis) or market.
     “Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.
     “Equity Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person, except to the extent any of the foregoing constitutes, as to the Person receiving such Equity Investment, Permitted Indebtedness.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
     “Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.
     “Eurodollar Base Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, an interest rate per annum (based on a 360-day year) obtained by dividing (i) the actual or estimated arithmetic mean of the per annum rates of interest at which deposits in U.S. dollars, for a period of time equal to the Interest Period in effect with respect to the relevant Loan, and in an aggregate amount comparable to the amount of the principal balance of the Loan, are being offered to U.S. banks by one or more prime banks in the London interbank market on the second Business Day prior to the first day of each Interest Period, as offered and determined by Lender in accordance with its standard practices and procedures based upon reference to information which appears on page LIBOR01 captioned “British Bankers Assoc. Interest Settlement Rates” of the Reuters America Network, a service of Reuters America, Inc. (or such other page that may replace that page on that service for the purpose of displaying London interbank offered rates), or, if such service ceases to be available or ceases to be used by Lender, such other reasonably comparable money rate service selected by Lender, for obtaining rate quotations, or any other reasonable procedure, all as determined by Lender; by (ii) a percentage equal to 100% minus the Reserve Requirement.
     “Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.
     “Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the Eurodollar Base Rate applicable to such Interest Period, plus (ii) the Applicable Margin.
     “Excluded Taxes” means, with respect to Lender or any applicable Lending Installation, taxes imposed on its overall net income or net worth, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which Lender is incorporated or organized, or (ii) the jurisdiction in which Lender’s principal executive office or applicable Lending Installation is located.
     “Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.
     “Facility LC” is defined in Section 2.19.1.
     “Facility LC Application” is defined in Section 2.19.3. “Facility Termination Date” means October 15, 2008, or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.
     “Facility Termination Date” means October 15, 2008 or any earlier date on which the Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.
     “Fast Forward” means Fast Forward Solutions, LLC, an Ohio limited liability company.
     “Fast Forward Guaranty” means that certain Subsidiary Guaranty, dated May 28, 2004, executed by Fast Forward pursuant to the First Amended and Restated Credit Agreement in favor of Administrative Agent, for the benefit of the “Lenders” (as defined thereunder), which shall continue in full force and effect for the sole benefit of Lender, as the same may be amended, modified, supplemented, extended, restated and/or replaced from time to time.
     “Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Columbus, Ohio time) on such day on such transactions received by Lender from three Federal funds brokers of recognized standing selected by Lender in its sole discretion.
     “Final Judgment” is defined in Section 12.6(ii).

     “Financial Contract” of a Person means any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, to the extent any of the same are entered into for speculative (rather than risk management) purposes.
     “First Amended and Restated Credit Agreement” means that certain Amended and Restated Credit Agreement by and among Borrower, The Huntington National Bank, in its capacity as Agent and as a “Lender” thereunder, and JPMorgan Chase Bank, N.A., a national banking association formerly known as Bank One, N.A., as a “Lender” thereunder, which is amended and restated in its entirety by this Agreement.
     “Fixed Assets” means, at any date, the aircraft and related tangible fixed assets of Borrower and Guarantor which constitute Collateral under the Security Agreements and in which Lender has a perfected security interest.
     “Fixed Charge Coverage Ratio” means, as of any date of calculation, the ratio of (i) (1) Consolidated EBITDA, minus (2) the sum of (a) income taxes actually paid, net of any income tax refunds received, by Borrower and its Subsidiaries on a consolidated basis, and (b) Maintenance Capital Expenditures, divided by (ii) (1) principal and interest payments scheduled with respect to Consolidated Indebtedness, plus (2) Consolidated Dividends.
     “Float” means Float Control, Inc., a Michigan corporation.
     “Floating Rate” means, for any day, a rate per annum equal to (i) the Alternative Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Prime Rate or the Federal Funds Effective Rate, as applicable, changes.
     “Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.
     “Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Floating Rate.
     “Governmental Authority” means any national government, central bank or comparable agency, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Guarantor” means, separately and collectively, AMI, Float, Jetride, Timexpress and Fast Forward, each of which is a Wholly-Owned Subsidiary of Borrower.
     “Guaranty” means, separately and collectively, the Subsidiary Guaranty, the Timexpress Guaranty and the Fast Forward Guaranty.
     “Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable and accrued expenses arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens against, or payable out of the proceeds or production from, Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) Contingent Obligations, and (viii) any other obligation for borrowed money which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.
     “Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

     “Inventory” shall mean at any date the total of all goods which would be properly classified in accordance with Agreement Accounting Principles as inventory on the consolidated balance sheet of the Borrower and its Subsidiaries at such date.
     “Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificates of deposit owned by such Person which do not constitute Cash Equivalents; and Financial Contracts, derivative financial instruments and other similar instruments or contracts owned by such Person.
     “Jetride” means Jetride, Inc., an Ohio corporation, now known as 7250 STARCHECK, INC.
     “LC Disbursement” means a payment made by the LC Issuer pursuant to a Facility LC.
     “LC Fee” is defined in Section 2.19.4.
     “LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time for all Reimbursement Obligations.
     “LC Payment Date” is defined in Section 2.19.5.
     “Lender” means The Huntington National Bank, a national banking association, and its successors and assigns, as the sole Lender hereunder, and as the sole Lender as of the date hereof immediately prior to the effectiveness of this Agreement, under the First Amended and Restated Credit Agreement.
     “Lending Installation” means, with respect to Lender, the office, branch, subsidiary or affiliate of Lender listed on the signature pages hereof or on a Schedule or otherwise selected by Lender pursuant to Section 2.17.
     “Letter of Credit” of a Person means a letter of credit which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.
     “Leverage Ratio” means, as of any date of calculation, the ratio of (i) Consolidated Funded Indebtedness outstanding on such date divided by (ii) Consolidated EBITDA for the Borrower’s then most-recently ended four fiscal quarters.
     “Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
     “Loan Documents” means this Agreement, the Security Agreements, the Pledge, the Notes, the Subsidiary Guaranty, the Fast Forward Guaranty, the Timexpress Guaranty, the Facility LC Applications, and any other documents and/or instruments heretofore, now or hereafter given pursuant hereto or thereto or otherwise in connection herewith or therewith.
     “Loans” means the loans made by Lender to the Borrower pursuant to this Agreement (or any conversion or continuation thereof).
     “Maintenance Capital Expenditures” means capital expenditures which are capitalized by Borrower and which maintain or extend the useful life of aircraft, exclusive of costs associated with the purchase and installation of Required Vertical Separate Minimum modules, Global Positioning Systems and Shadin Digital Fuel Management Systems on aircraft operated by the Borrower or any Subsidiary.
     “Margin Stock” has the meaning assigned to such term in Regulation U.

     “Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of Lender or Administrative Agent thereunder.
     “Material Indebtedness” shall have the meaning set forth in Section 7.5.
     “Maturity Date” means October 15, 2008.
     “Maximum Rate” shall have the meaning set forth in Section 12.20.
     “Modify” and “Modification” are defined in Section 2.19.1.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.
     “Note” or “Notes” means the promissory note given by Borrower in favor of Lender, in the maximum principal amount of the Commitment, dated of even date herewith and in the form of Exhibit A, which constitutes an amendment and restatement of, and evidence of the indebtedness previously evidenced by that certain (i) Note (as amended from time to time, the “HNB Note”) dated March 24, 2005 given by Borrower in favor of Lender in the face amount of $18,750,000.00, and (ii) Note (as amended from time to time, the “JPM Note”) dated March 24, 2005 given by Borrower in favor of JPMorgan Chase Bank, a national banking association (“JPM”) formerly known as Bank One, N.A. (Columbus), in the face amount of $11,250,000.00, each executed and delivered by Borrower pursuant to the First Amended and Restated Credit Agreement, the maximum outstanding principal indebtedness available under (i) the HNB Note being, as of the date hereof, zero Dollars ($0), and (ii) the JPM Note being, as of the date hereof, zero Dollars ($0), with said JPM Note having been assigned by JPM to Lender pursuant to the Assignment Agreement dated of even date herewith by and between Lender and JPM, as Assignee and Assignor, respectively.
     “Notice of Assignment” is defined in Section 11.3.2.
     “Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees, all Reimbursement Obligations, and all expenses, reimbursements, indemnities and other obligations of the Borrower to Lender, the Administrative Agent, or any indemnified party arising under the Loan Documents or to Lender, Administrative Agent, or any Affiliate of any of them in connection with any Rate Management Transactions.
     “Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or repurchase liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person, but excluding from this clause (iv) Operating Lease Obligations.
     “Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of more than one year.
     “Operating Lease Obligations” means, as at any date of determination, the amount obtained by aggregating the present values, determined in the case of each particular Operating Lease by applying a discount rate (which discount rate shall equal the discount rate which would be applied under Agreement Accounting Principles if such Operating Lease were a Capitalized Lease) from the date on which each fixed lease payment is due under such Operating Lease to such date of determination, of all fixed lease payments due under all Operating Leases of the Borrower and its Subsidiaries.
     “Original Credit Agreement” is defined in the First Amended and Restated Credit Agreement.
     “Other Taxes” is defined in Section 3.5(ii).

     “Outstanding Credit Exposure” means, at any time, the aggregate principal amount of Revolving Loans outstanding at such time, plus the amount of the LC Obligations at such time.
     “Participants” is defined in Section 11.2.1.
     “Payment Date” means the last day of March, 2007 and the last day of each third month thereafter through the Maturity Date.
     “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
     “Permitted Indebtedness” is defined in Section 6.11.
     “Permitted Liens” is defined in Section 6.15.
     “Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
     “Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.
     “Pledge” means, separately and collectively, that certain Stock Pledge Agreement and that certain Security Agreement, Pledge and Assignment of Membership Interest, each dated May 28, 2004, given by Borrower pursuant to the First Amended and Restated Credit Agreement, in favor of Administrative Agent (as defined thereunder), for the benefit of the “Lenders” (as defined thereunder), which shall continue in full force and effect for the sole benefit of Lender, as the same may be amended, modified, supplemented, extended, restated and/or replaced from time to time.
     “Pricing Schedule” means the Schedule attached hereto identified as such.
     “Prime Rate” means the “prime rate” established by Lender from time to time based on its consideration of economic, money market, business and competitive factors, and it is not necessarily Lender’s most favored rate. In the event Lender shall abolish or abandon the practice of establishing its Prime Rate or should the same be unascertainable, Lender shall designate a comparable reference rate which shall be deemed to be the Prime Rate under this Agreement and the other Loan Documents.
     “Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned or leased.
     “Purchasers” is defined in Section 11.3.1.
     “Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into between the Borrower and Lender or any Affiliate of Lender which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
     “Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

     “Regulation D” means Regulation D of the Board as from time to time in effect and any successor thereto or other regulation or official interpretation of the Board relating to reserve requirements applicable to member banks of the Federal Reserve System.
     “Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation U” means Regulation U of the Board as from time to time in effect and any successor or other regulation or official interpretation of the Board relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
     “Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.19 to reimburse Lender for amounts paid by Lender in respect of any one or more drawings under Facility LCs.
     “Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.
     “Reports” has the meaning set forth in Section 12.6.
     “Required Property Insurance Coverage” means at any time insurance insuring all Property of the Borrower and its Subsidiaries against loss or damage by fire, lightning, vandalism and malicious mischief and all other perils covered by standard “extended coverage” or “all-risk” insurance and such other risks and losses as is consistent with sound business practices and is customarily maintained from time to time by similar businesses similarly situated and owning, leasing or operating similar properties, including, without limitation, war and terrorism coverage with respect to all jet aircraft; all in such amounts, and having such deductibles from the loss payable for any casualty, as is customary from time to time for similar businesses similarly situated and owning, leasing or operating similar properties. If any insurance policies with respect to Required Property Insurance Coverage is written on a co-insurance basis, such policy must contain an agreed amount endorsement as evidence that the coverage is in an amount sufficient to insure the full amount of such Property.
     “Required Public Liability Insurance Coverage” means comprehensive general accident and public liability insurance (including, without limitation, coverage for product liability, and elevators and escalators, if any, on property owned or leased by the Borrower and its Subsidiaries) against injury, loss and/or damage to persons and property and such other risks and losses as is consistent with sound business practices and is customarily maintained from time to time by similar businesses similarly situated and owning, leasing or operating similar properties; all in such amounts as is customary from time to time for similar businesses similarly situated and owning, leasing or operating similar properties.
     “Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.
     “Revolving Commitment” and “Commitment” each mean the obligation of Lender to make Revolving Loans to Borrower in an aggregate amount not exceeding Fifteen Million Dollars $15,000,000.00), as such amount may be modified from time to time pursuant to the terms hereof.
     “Revolving Loan” and “Revolving Loans” means a Loan or the Loans, respectively, made pursuant to clause (b) of Section 2.1.

     “S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
     “Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.
     “Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.
     “Section” means a numbered section of this Agreement, unless another document is specifically referenced.
     “Security Agreements” means, separately and collectively, each of the (i) Continuing Security Agreements dated May 28, 2004, executed by Borrower and each Guarantor, pursuant to the First Amended and Restated Credit Agreement, in favor of Administrative Agent, for the benefit of the “Lenders” (as defined thereunder), which shall continue in full force and effect for the sole benefit of Lender, and (ii) Mortgage, Security Agreement and Assignment given by Borrower pursuant to the First Amended and Restated Credit Agreement in favor of Administrative Agent, for the benefit of the “Lenders” (as defined thereunder), which shall continue in full force and effect for the sole benefit of Lender; in each case as the same may be amended, modified, supplemented, extended, restated and/or replaced from time to time.
     “Security Documents” means, separately and collectively, the Security Agreements and the Pledge.
     “Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.
     “Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” means a Subsidiary of the Borrower.
     “Subsidiary Guaranty” means that certain Replacement Subsidiary Guaranty, dated May 28, 2004, executed by the AMI, Float and Jetride pursuant to the First Amended and Restated Credit Agreement in favor of Administrative Agent, for the benefit of the “Lenders” thereunder, which shall remain in full force and effect for the sole benefit of Lender, as the same may be amended, modified, supplemented, extended, restated and/or replaced from time to time.
     “Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above; provided, however, that “10%”, as it appears in subparts (i) and (ii) above, shall be changed to and shall mean, for all purposes of this definition, 20% provided that the net proceeds (after payment of reasonable costs and expenses associated with any such sale, including reasonable attorneys’ fees) upon sale or other disposition by the Borrower or any Subsidiary of the consolidated assets referenced in (i) and (ii) above are within 90 days of such sale or other disposition, (a) reinvested in assets of the Borrower and its Subsidiaries which are of similar type and substantially equivalent value as such consolidated assets so sold or otherwise disposed of, and/or (b) paid to Lender or Administrative Agent for application in accordance herewith to the amounts owing under the Loans.
     “Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.
     “Timexpress” means timexpress.com, inc., an Ohio corporation.
     “Timexpress Guaranty” means that certain Subsidiary Guaranty, dated May 28, 2004, executed by Timexpress pursuant to the First Amended and Restated Credit Agreement in favor of Administrative Agent, for the benefit of the “Lenders” (as defined thereunder), which shall continue in full force and effect for the sole benefit of Lender, as the same may be amended, modified, supplemented, extended, restated and/or replaced from time to time.
     “Transferee” is defined in Section 11.4.
     “Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.
     “Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.
     “Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.
     “U.S.” means the United States of America.
     “Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled by such Person or, (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
     Section 1.2. Classification of Loans and Advances. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”).
     Section 1.3. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.
     Section 1.4. Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with Agreement Accounting Principles, as in effect from time to time, provided that, if the Borrower notifies Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in Agreement Accounting Principles or in the application thereof on the operation of such provision (or if Lender request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in Agreement Accounting Principles or in the application thereof, then such provision shall be interpreted on the basis of Agreement Accounting Principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Whenever under this Agreement any financial information, data and the like is calculated on a consolidated basis for the Borrower and its Subsidiaries, such financial information, data and the like of such Subsidiary shall be included only to the extent of the Borrower’s percentage of ownership of such Subsidiary. Any reference in this Agreement to the terms “extraordinary losses” and “extraordinary gains” shall mean such losses and gains, respectively, categorized by the Borrower’s external auditors as extraordinary in the financial statements of the Borrower prepared in accordance with Agreement Accounting Principles in effect at the date of such financial statements. Notwithstanding anything contained or implied herein to the contrary, no change in Agreement Accounting Principles shall require the restatement of any financial statements dated prior to such change and provided to Lender. Further, no retroactive change shall be made (as a result of any change in Agreement Accounting Principles which occurs after the date of any such financial statements) in any of the calculations made hereunder based upon the information contained in said financial statements including, without limitation, the calculation of the Applicable Margin.

ARTICLE II
The Credit
     Section 2.1 Commitment. Subject to the terms and conditions set forth herein, from and including the Effective Date and prior to the Facility Termination Date, Lender agrees to (i) make Revolving Loans to the Borrower, and (ii) issue Facility LCs upon the request of the Borrower, provided that, after giving effect to the making of each such Revolving Loan or the issuance of each such Facility LC, (i) Lender’s Outstanding Credit Exposure shall not exceed the Revolving Commitment, and (ii) the maximum amount of all Loans (including all Revolving Loans and the LC Obligations) shall at no time exceed the Borrowing Base. Subject to the terms of this Agreement, the Borrower may borrow, repay and re-borrow Revolving Loans at any time prior to the Facility Termination Date. The Revolving Commitment to extend Revolving Loans hereunder shall expire on the Facility Termination Date. Lender will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.19.
     Section 2.2. Loans and Advances.
     (i) Each Loan shall be made as part of an Advance consisting of Loans of the same Type made by Lender. Advances of more than one Type may be outstanding at the same time.
     (ii) Each Advance of Revolving Loans shall be comprised entirely of Floating Rate Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
     Section 2.3. Required Payments; Termination. The Revolving Commitment shall terminate, and the Outstanding Credit Exposure and all other unpaid Obligations shall be paid in full by the Borrower, on the Facility Termination Date.
     Section 2.4. Commitment Fee; Facility Fee; Increases and Reductions in Commitment. The Borrower agrees to pay to Lender a commitment fee at a per annum rate equal to the Applicable Fee Rate on the average daily Available Revolving Commitment from the date hereof to and including the Facility Termination Date, payable (in arrears) on each Payment Date hereafter and on the Facility Termination Date. The Borrower may permanently reduce the Revolving Commitment in whole, or in part, in integral multiples of $5,000,000, upon at least five Business Days written notice to Lender, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Revolving Commitment may not be reduced below the Outstanding Credit Exposure. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of Lender to make Credit Extensions hereunder.
     Section 2.5. Minimum Amount of Each Advance; Eurodollar Advances.
     (i) Each Eurodollar Advance shall be in the minimum amount of $500,000 (and in multiples of $100,000 if in excess thereof).
     (ii) Each Floating Rate Advance shall be in the minimum amount of $100,000 (and in multiples of $100,000 in excess thereof), provided, however, that any Floating Rate Advance may be in the lesser amount of the Available Revolving Commitment or the amount that is required to refinance the reimbursement of an LC Disbursement as contemplated by Section 2.19.6.
     (iii) There shall not at any time be more than a total of five (5) Eurodollar Revolving Advances outstanding.
     Section 2.6. Method of Selecting Types and Interest Periods for New Advances. The Borrower shall from time to time select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto. The Borrower shall give Lender irrevocable notice (a “Borrowing Notice”) not later than noon (Columbus, Ohio time) at least one (1) Business Day before the date on which Borrower desires that such Advance be made (the “Borrowing Date”) of each Floating Rate Advance and three (3) Business Days before the Borrowing Date for each Eurodollar Advance, specifying:
(i)	the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)	the aggregate amount of such Advance,

(iii)	the Type of Advance selected, and

(iv)	in the case of each Eurodollar Advance, the Interest Period applicable thereto.
     If no election as to Type of Advance is specified in the Borrowing Notice, the requested Advance shall be a Floating Rate Advance. If no Interest Period is specified with respect to the requested Eurodollar Advance, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.
     Lender will make the each Advance available to the Borrower by 3:00 p.m. (Columbus, Ohio time) on the Borrowing Date at Lender’s aforesaid address.
     Section 2.7. Conversion and Continuation of Outstanding Advances. (i) Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.7 or are repaid in accordance with the terms of this Agreement. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with the terms of this Agreement or (y) the Borrower shall have given Lender a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.5, the Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance. The Borrower shall give Lender irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than noon (Columbus, Ohio time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:
     (a) the requested date, which shall be a Business Day, of such conversion or continuation,
     (b) the aggregate amount and Type of the Advance which is to be converted or continued, and the interest rate and expiration date of the Interest Period currently in effect with respect thereto, if any, and
     (c) the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period to be applicable thereto.
     Section 2.8. Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $100,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon two Business Days’ prior notice to Lender. The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $500,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days prior notice to Lender. All prepayments of principal shall be applied to the Revolving Loan (without any corresponding reduction in the Revolving Commitment unless done so in accordance with Section 2.4).
     Section 2.9. Intentionally Omitted.
     Section 2.10. Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.7, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.7 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Prime Rate or Federal Funds Effective Rate, as applicable.

Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by Lender as applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.6 and 2.7 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.
     Section 2.11. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.6 or 2.7, during the continuance of a Default or Unmatured Default, no Advance may be made as or converted into a Eurodollar Advance and each existing Eurodollar Loan shall, at Lender’s option upon the expiration of the Interest Period in effect with respect to each such Eurodollar Loan, be automatically converted to a Floating Rate Loan. In addition, during the continuance of a Default (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2%, and (iii) the LC Fee shall be increased by 2% per annum.
     Section 2.12. Repayment of Loans; Evidence of Debt.
     (i) The Borrower hereby unconditionally promises to pay to Lender, or at Lender’s option to Administrative Agent for the benefit of Lender, the then unpaid principal amount of each Revolving Loan on the Facility Termination Date.
     (ii) All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to Lender or Administrative Agent at Lender’s address specified pursuant to Section 12.14, or at any other Lending Installation specified in writing by Lender to the Borrower, by noon (Columbus, Ohio time) on the date when due. Lender is hereby authorized to charge the account of the Borrower maintained with Lender for each payment of principal and/or interest, Reimbursement Obligations and fees, as any of the same becomes due hereunder.
     (iii) Lender shall maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof, and, as applicable, the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to Lender and/or Administrative Agent hereunder, (c) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (d) the amount of any sum received by Lender hereunder from the Borrower. Lender may endorse on a schedule forming a part hereof or a Note appropriate notation to evidence the foregoing information with respect to the principal and interest then outstanding.
     (iv) The entries maintained in the accounts maintained pursuant to paragraphs (iii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with the terms and provisions hereof.
     Section 2.13. Intentionally Omitted.
     Section 2.14. Telephonic Notices. The Borrower hereby authorizes Lender to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to Lender a written confirmation signed by an Authorized Officer if such confirmation is requested by Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by Lender, the records of Lender shall govern absent manifest error.
     Section 2.15. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date and at maturity. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Commitment fees, LC Fees and interest with respect to each Eurodollar Loan and shall be calculated for actual days elapsed on the basis of a 360-day year. Interest with respect to each Floating Rate Loan shall be calculated for actual days elapsed on the basis of a 365-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (Columbus, Ohio time). If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.
     Section 2.16. Intentionally Omitted.
     Section 2.17. Lending Installations. Lender may book Loans, LC Obligations and Facility LCs at any Lending Installation selected by Lender, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by Lender for the benefit of any such Lending Installation. Lender may, by written notice to Borrower in accordance with Section 12.14, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made. Notwithstanding anything contained herein to the contrary, Lender shall not designate a non-U.S. Lending Installation unless it is determined in the reasonable discretion by Lender that the extension or continuation of any Eurodollar Loan cannot be made at a U.S. Lending Installation.
     Section 2.18. Intentionally Omitted.
     Section 2.19. Facility LCs.
     Section 2.19.1. Issuance Lender hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby letters of credit (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of the Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $5,000,000, and (ii) the Outstanding Credit Exposure shall not exceed the Revolving Commitment. No Facility LC shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Facility Termination Date and (y) one year after its issuance.
     Section 2.19.2. Notice. Subject to Section 2.19.1, the Borrower shall give Lender notice prior to 10:00 a.m. (Columbus, Ohio time) at least three (3) Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. The issuance or Modification by Lender of any Facility LC shall, in addition to the conditions precedent set forth in Article IV, be subject to the conditions precedent that such Facility LC shall be satisfactory to Lender and that the Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as Lender shall have reasonably requested (each, a “Facility LC Application”). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control. Further, notwithstanding any grant of collateral security under any Facility LC Application for the obligations of Borrower thereunder, Lender agrees and acknowledges that the Reimbursement Obligations and all other amounts owing by Borrower under any Facility LC Application shall at all times be unsecured.
     Section 2.19.3. LC Fees. The Borrower shall pay to Lender (i) a letter of credit fee at a per annum rate equal to the Applicable Fee Rate on the average daily undrawn stated amount of each Facility LC, such fee to be payable in arrears on each Payment Date, and (ii) a one-time letter of credit fee in an amount equal to 15 basis points of the stated amount of each Facility LC, such fee to be payable on the date of such issuance or increase (each such fee described in this sentence an “LC Fee”). The Borrower shall also pay to Lender such reasonable and customary documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with Lender’s standard schedule for such charges as in effect from time to time.
     Section 2.19.4. Administration; Reimbursement. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, Lender shall promptly notify the Borrower as to the amount to be paid by Lender as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of Lender to the Borrower shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC.
     Section 2.19.5. Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse Lender on or before the applicable LC Payment Date for any amounts paid by Lender upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that the Borrower shall not hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of Lender in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) Lender’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. All such amounts paid by Lender and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. Subject to the terms and conditions of this Agreement (including the submission of a Borrowing Notice in compliance with Section 2.6 and the satisfaction of the applicable conditions precedent set forth in Article IV), unless directed otherwise by the Borrower, Lender shall make a Floating Rate Revolving Advance hereunder for the purpose of satisfying any Reimbursement Obligation and, to the extent so satisfied, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Floating Rate Revolving Advance.
     Section 2.19.6. Obligations Absolute. The Borrower’s obligations under this Section 2.19 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against Lender or any beneficiary of a Facility LC. The Borrower further agrees that Lender shall not be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC, except for its gross negligence or willful misconduct. The Borrower agrees that any action taken or omitted by Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put Lender under any liability to the Borrower. Nothing in this Section 2.19.6 is intended to limit the right of the Borrower to make a claim against Lender for damages as contemplated by the proviso to the first sentence of Section 2.19.5.
     Section 2.19.7. Actions of Lender. Lender shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Lender.
     Section 2.19.8. Indemnification. The Borrower hereby agrees to indemnify and hold harmless Lender, and its directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which Lender may incur (or which may be claimed against Lender by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including any claims, damages, losses, liabilities, costs or expenses which Lender may incur by reason of or on account of Lender issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to Lender, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify Lender for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of Lender in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) Lender’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.19.8 is intended to limit the obligations of the Borrower under any other provision of this Agreement.

     Section 2.20. Intentionally Omitted.
     Section 2.21. Amendment and Restatement. This Agreement is entered into by the parties hereto in order to, inter alia, amend and restate the terms, provisions and agreements of that certain First Amended and Restated Credit Agreement, pursuant to which Lender is, as of the date hereof after giving effect to the Assignment Agreement, the only “Lender” (as defined thereunder). Pursuant to this Agreement, the other “Loan Documents” (as such term is used and defined in the First Amended and Restated Credit Agreement and in the Original Credit Agreement, herein, the “Original Loan Documents”) shall, only to the extent explicitly provided herein, also be amended and restated (except for any Facility LC Applications). This Agreement, together with the Original Loan Documents, as amended and restated on this date, the Pledge, the Security Agreements, the Fast Forward Guaranty, the Timexpress Guaranty, the Subsidiary Guaranty, all Facility LC Applications given under the First Amended and Restated Credit Agreement, Original Credit Agreement and/or this Agreement, and all other documents and or instruments given from time to time in connection with or pursuant to this Agreement, the First Amended and Restated Credit Agreement and the Original Credit Agreement, as each of the same may from time to time be amended, modified, supplemented, extended, restated or replaced from time to time, shall constitute the Loan Documents as such term is used and defined in this Agreement. Neither this Agreement nor any of the other Loan Documents shall constitute a satisfaction or refinance of the indebtedness made pursuant to the First Amended and Restated Credit Agreement, the Original Credit Agreement and the other Original Loan Documents as evidenced by the HNB Note and the JPM Note assigned pursuant to the Assignment Agreement to Lender or otherwise. Administrative Agent shall, notwithstanding anything contained herein or in any other Loan Document, as amended on the dated hereof, continue to act as Agent hereunder for the Lender and shall continue to hold and own, for the benefit of Lender, all right, title and interest granted, issued or made in favor of Administrative Agent, as creditor, secured party, or otherwise, under each Guaranty and all security interests, liens, mortgages and other rights, benefits and interests granted in connection with the First Amended and Restated Agreement, including without limitation under the Security Agreement, the Pledge and the Mortgage. Borrower hereby agrees, upon request by Administrative Agent or Lender, to, and to cause each Guarantor to, enter into and/or authorize such other and further agreements, documents, and instruments, including without limitation, Financing Statements, necessary to effectuate the intent of this Agreement and to continue, and/or continue the perfection of, any liens, security interests, mortgages, pledges and other collateral interests granted by any Person in connection with the First Amended and Restated Credit Agreement.
ARTICLE III
Yield Protection; Taxes
     Section 3.1. Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender, or any applicable Lending Installation, with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
     (i) subjects Lender, or any applicable Lending Installation, to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to Lender in respect of its Eurodollar Loans or Facility LCs, or
     (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender, or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or
     (iii) imposes any other condition the result of which is to increase the cost to Lender, or any applicable Lending Installation, of making, funding or maintaining its Eurodollar Loans, or of issuing or participating in Facility LCs, or reduces any amount receivable by Lender, or any applicable Lending Installation, in connection with its Eurodollar Loans or Facility LCs, or requires Lender, or any applicable Lending Installation, to make any payment calculated by reference to the amount of Eurodollar Loans or Facility LCs held or interest of LC Fees received by it, by an amount deemed material by Lender, as the case may be, and the result of any of the foregoing is to increase the cost to Lender, or applicable Lending Installation, as the case may be, of making or maintaining its Eurodollar Loans or of issuing in Facility LCs, or to reduce the return received by Lender, or applicable Lending Installation, as the case may be, in connection with such Eurodollar Loans, the Commitment or Facility LCs therein, then, within 15 days of demand by Lender, the Borrower shall pay Lender such additional amount or amounts as will compensate Lender, as the case may be, for such increased cost or reduction in amount received.
     Section 3.2. Changes in Capital Adequacy Regulations. If Lender determines the amount of capital required or expected to be maintained by Lender, or any Lending Installation, or any corporation controlling Lender is increased as a result of a Change (defined below), then, within 15 days of demand by Lender, the Borrower shall pay Lender the amount necessary (without any premium or penalty thereon or otherwise with respect thereto) to compensate for any shortfall in the rate of return on the portion of such increased capital which Lender determines is attributable to this Agreement, its Outstanding Credit Exposure, its Revolving Commitment to make Revolving Loans and/or issue in Facility LCs, as the case may be (after taking into account Lender’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines (defined below), or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by Lender, or any Lending Installation or any corporation controlling Lender. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.
     Section 3.3. Availability of Types of Advances. If Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if Lender determines that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then Lender shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4 (without any premium or penalty thereon or otherwise with respect thereto).
     Section 3.4. Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by Lender, the Borrower will indemnify Lender for any reasonable and properly documented loss or cost incurred by it and resulting therefrom, including any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance (without any premium or penalty thereon or otherwise with respect thereto).
     Section 3.5. Taxes.
     (i) All payments by the Borrower to or for the account of Lender hereunder or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to Lender, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) Lender receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to Lender the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.
     (ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application (“Other Taxes”).
     (iii) The Borrower hereby agrees to indemnify Lender for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date Lender makes demand therefor pursuant to Section 3.6.

     Section 3.6. Lender Statements; Survival of Indemnity. To the extent reasonably possible Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to Lender, as applicable, under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the reasonable judgment of Lender, disadvantageous to Lender. Lender shall deliver a written statement to the Borrower as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though Lender funded each Eurodollar Loan or made any disbursement under each Facility LC, as applicable, through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan or Facility LC, whether or not that is in fact the case, and any amounts owing by Borrower to Lender under such Sections shall not be deemed unreasonable or not properly documented as a result of whether or not Lender funded any Eurodollar Loan or whether or not Lender made any disbursement under any Facility LC in such manner. Unless otherwise provided herein, the amount specified in the written statement of Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive for 180 days following the later of (i) the payment of the Obligations and termination of this Agreement, and (ii) the date that the event giving rise to the obligation occurs (provided that if the event giving rise to the obligation is retroactive, then such 180 day period shall be extended to include the period of retroactive effect).
ARTICLE IV
Conditions Precedent
     Section 4.1. Effective Date; Credit Extensions.
     (i) The obligations of Lender to make Advances after the Effective Date and to issue Facility LCs hereunder shall not become effective until the date on which each of the following conditions is satisfied:
     (a) The Borrower shall have furnished to Lender:
(1)	All documents, instruments, agreements and other items as set forth in the Closing Agenda.

(2)	Such other documents and items as Lender or its counsel may have reasonably requested.
     (b) The Borrower shall have paid to Lender and Administrative Agent all fees and other amounts owing under the Loan Documents, or as otherwise agreed from time to time.
     (c) Lender shall have received and accepted the executed legal opinion of Vorys, Sater, Seymour & Pease, legal counsel to the Borrower and Guarantor, in favor of Lender and Administrative Agent, in form and substance satisfactory to Lender.
     Section 4.2. Each Credit Extension. The obligation of Lender to make any Advance or to issue, amend, renew or extend any Facility LC, is subject to the satisfaction of the following conditions:
     (i) There exists no Default or Unmatured Default.
     (ii) The representations and warranties contained in Article V are true and correct as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.
     (iii) All legal matters incident to the making of such Credit Extension shall be satisfactory to Lender and its counsel.

     Each Borrowing Notice or request for issuance of a Facility LC with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i)-(ii) have been satisfied.
ARTICLE V
Representations And Warranties
     The Borrower represents and warrants to Lender that:
     Section 5.1. Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation, or (in the case of Subsidiaries only) partnership or limited liability company, duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.
     Section 5.2. Authorization and Validity. The Borrower and each Guarantor has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party, and to perform its obligations thereunder. The execution and delivery by the Borrower and each Guarantor of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate, partnership, or limited liability company, as the case may be, proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower and each Guarantor, as applicable, enforceable against the Borrower and each Guarantor in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity.
     Section 5.3. No Conflict; Government Consent. Neither the execution and delivery by the Borrower or any Guarantor of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower, any Guarantor, or any of their respective Subsidiaries or (ii) the Borrower’s, any Guarantor’s, or any of their respective Subsidiaries’, articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower, any Guarantor, or any of their respective Subsidiaries is a party or is subject, or by which any of them, or their Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower, any Guarantor or any of the respective Subsidiaries of any of them pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower, any Guarantor, or any of their Subsidiaries, is required to be obtained in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.
     Section 5.4. Financial Statements. The December 31, 2006 consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to Lender were prepared in accordance with Agreement Accounting Principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended. The financial projections provided by Borrower and/or its Subsidiaries to Lender in connection with the transactions contemplated hereby shall be certified by an Authorized Officer as being an accurate summary of the estimated expected results of operations and cash flow of the Borrower and its Subsidiaries to the best knowledge of such Authorized Officer as of the date of said financial projections based upon present circumstances; it being acknowledged and agreed by the parties hereto that the assumptions contained therein may not materialize, and unanticipated events and circumstances may occur subsequent to the date of said financial projections which may result in actual results which vary (perhaps, materially) from the financial projections.
     Section 5.5. Material Adverse Change. Since December 31, 2006 there has been no change in the business, Property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

     Section 5.6. Taxes. The Borrower and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are adequate.
     Section 5.7. Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries has any material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 5.4.
     Section 5.8. Subsidiaries. Schedule I contains an accurate list of all of the direct and indirect Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.
     Section 5.9. ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $100,000. Neither the Borrower nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $100,000 in the aggregate. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.
     Section 5.10. Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to Lender in connection with the negotiation of, or compliance with, the Loan Documents (i) contained any material misstatement of fact, or (ii) omitted to state any fact necessary to make the statements contained therein not materially misleading.
     Section 5.11. Federal Reserve Regulations. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
     Section 5.12. Material Agreements. Neither the Borrower nor any of its Subsidiaries is a party to any agreement or instrument or subject to any charter or other corporate or organizational restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement (including, without limitation, any agreement or instrument evidencing or governing Indebtedness) to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.
     Section 5.13. Compliance With Laws. The Borrower and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Properties except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.
     Section 5.14. Properties.
     (i) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of the Property material to its business (including its real properties), free and clear of all Liens, except for (1) minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, (2) and Permitted Liens.

     (ii) Each of the Borrower and its Subsidiaries has complied with all material obligations under all leases to which it is a party and that are material to the Borrower and its Subsidiaries taken as a whole and all such leases are in full force and effect. Each of the Borrower and its Subsidiaries enjoys peaceful and undisturbed possession under all such material leases under which a Borrower or any such Subsidiary is a lessee.
     (iii) Each of the Borrower and its Subsidiaries owns, or is licensed or otherwise permitted to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     (iv) Schedule 5.14 sets forth the address of each real property that is owned or leased by the Borrower or any of its Subsidiaries as of the Effective Date.
     (v) As of the Effective Date, neither the Borrower nor any of its Subsidiaries has received notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any of its real properties or any sale or disposition thereof, in lieu of condemnation. Neither any of the Borrower’s or its Subsidiaries’ real properties, nor any interest therein, is subject to any right of first refusal, option or other contractual right to purchase such real property or interest therein.
     Section 5.15. Plan Assets; Prohibited Transactions. Neither the Borrower nor any of its Subsidiaries is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.
     Section 5.16. Environmental Matters. In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower and its Subsidiaries due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Except as provided on Schedule 5.16, neither the Borrower nor any of its Subsidiaries has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.
     Section 5.17. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
     Section 5.18. Public Utility Holding Company Act. Neither the Borrower nor any of its Subsidiaries is a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.
     Section 5.19. Insurance. The certificate (substantially in the form attached as Schedule 5.19) signed on the date hereof by the President or Chief Financial Officer of the Borrower, pursuant to which such officer attests to the existence and adequacy of, and summarizes, the property and casualty insurance program carried by the Borrower with respect to itself and its Subsidiaries and that has been furnished by the Borrower to Lender, is complete and accurate. This summary includes the insurer’s or insurers’ name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, exclusion(s), and deductibles. This summary also includes similar information, and describes any reserves, relating to any self-insurance program that is in effect.
     Section 5.20. Solvency.
     (i) Immediately after the consummation of the transactions to occur hereunder and immediately following the making of each Loan, if any, made on the date hereof and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.
     (ii) The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.
     Section 5.21. Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except where any such violations, individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect. All material payments due from the Borrower or any of its Subsidiaries, or for which any claim may be made against the Borrower or any such Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary, as applicable. The consummation of the transactions contemplated hereby will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any of its Subsidiaries is bound.
ARTICLE VI
Covenants
     During the term of this Agreement, unless Lender shall otherwise consent in writing:
     Section 6.1. Financial Reporting. The Borrower will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with Agreement Accounting Principles, and furnish to Lender:
     (i) Within ninety (90) days after the close of each fiscal year of Borrower, the annual report of Borrower on form 10K for each such fiscal year-end, as filed with the Securities and Exchange Commission.
     (ii) Within forty-five (45) days after the close of the each of the first three fiscal quarters of each of Borrower’s fiscal years, the quarterly report of Borrower on form 10Q for each such fiscal quarter-end, as filed with the Securities and Exchange Commission.
     (iii) Together with the deliveries required under Section 6.1(ii), for each fiscal quarter-end, a compliance certificate in substantially the form of Exhibit B signed by an Authorized Officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.
     (iv) On the last day of each March prior to the Maturity Date, and at any other time the same is reasonably requested by Lender, a detailed report (1) listing (by type and registration number) all aircraft in which Borrower or any Subsidiary of Borrower owns or holds any right, title or interest, (2) showing the Book Value of said aircraft.
     (v) no later than forty-five (45) days after the last day of each calendar quarter after the Closing Date hereof, and at such other times as Lender shall request, a Borrowing Base Certificate, certified by an Authorized Officer of Borrower as true and correct, setting forth the amount of Eligible Accounts Receivable and Eligible Inventory and supporting documentation, in each case as of the last Business Day of said calendar quarter;

     (vi) As soon as possible and in any event within ten (10) days after the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by an Authorized Officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.
     (vii) As soon as possible and in any event within ten (10) days after receipt by the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.
     (viii) As soon as possible and in any event within ten (10) days after notice thereof, notice of all actions, suits, audits, inquiries, proceedings, notices of violations, investigations and/or other material actions before or by any governmental or public authority or body, or any subdivision thereof, including, without limitation, the Internal Revenue Service and/or the Securities Exchange Commission of the U.S., against the Borrower or any Subsidiary, which could, in the opinion of an Authorized Officer of the Borrower, if adversely determined, reasonably be expected to result in a Material Adverse Effect.
     (ix) Such other information (including non-financial information) as Lender may from time to time reasonably request.
     Section 6.2. Use of Proceeds. The Borrower will use the proceeds of the Loans for general corporate and working capital purposes. The Borrower will not, nor will it permit any of its Subsidiaries to, use any of the proceeds of the Advances or any Facility LC to purchase or carry any Margin Stock or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.
     Section 6.3. Notice of Default. The Borrower will, and will cause each of its Subsidiaries to, give prompt notice in writing to Lender of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect, including, without limitation, any material casualty or loss.
     Section 6.4. Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in the jurisdiction of its organization and in each other jurisdiction in which its business is conducted, unless the failure to be so authorized to conduct business in each such other jurisdiction would not reasonably be expected to have a Material Adverse Effect.
     Section 6.5. Taxes. The Borrower will, and will cause each of its Subsidiaries to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles. At any time that the Borrower or any of its Subsidiaries is organized as a limited liability company, each such limited liability company will qualify for partnership tax treatment under United States federal tax law.
     Section 6.6. Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies the Required Property Insurance Coverage and Required Public Liability Insurance Coverage, and the Borrower will furnish to Lender upon request full information as to the insurance carried.
     Section 6.7. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including all Environmental Laws.
     Section 6.8. Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times except to the extent the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
     Section 6.9. Books and Records; Inspection. The Borrower will, and will cause each of its Subsidiaries to, (i) keep proper books of record and account in which full, true and correct entries in all respects are made for all dealings and transactions in relation to its business and activities, and (ii) permit Lender, by their respective representatives and agents, with prior notice to Borrower to inspect any of the Property, books and financial records of the Borrower and each of its Subsidiaries, to examine and make copies of the books of accounts and other financial records of the Borrower and each such Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each such Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times during Borrower’s or such Subsidiary’s normal business hours and at reasonable intervals as Lender may designate.
     Section 6.10. Operating Leases. Borrower will not, nor will it permit any of its Subsidiaries, to enter into any Operating Lease for aircraft (1) having a term greater than five (5) years and/or (ii) under which the aggregate total amount of rent and lease expense paid by or to be paid by Borrower and its Subsidiaries on an annual basis exceeds $3,000,000.00.
     Section 6.11. Indebtedness. The Borrower will not, nor will it permit any of its Subsidiaries, as applicable, to, create, incur or suffer to exist any Indebtedness, except any or all of the following (collectively “Permitted Indebtedness”):
     (i) The Loans and the Reimbursement Obligations.
     (ii) Indebtedness existing on the date hereof and described in Schedule 2.
     (iii) Indebtedness arising under Rate Management Transactions related to the Loans.
     (iv) Consolidated Indebtedness, calculated for the Borrower and/or its Subsidiaries without duplication, not exceeding $10,000,000.00 in the aggregate incurred and outstanding at any time; provided, that all of such Consolidated Indebtedness is incurred for the sole purpose of purchasing, or other financings, including time shares and capitalized leases, with respect to aircraft and related tangible fixed assets, it being understood and agreed that neither Borrower nor any of its Subsidiaries which incurred such Consolidated Indebtedness shall in any event, as a result of such Indebtedness, be subject to or bound by any financial covenants with respect to Borrower or any of its Subsidiaries, unless the bank, financial institution or other creditor to which such Consolidated Indebtedness is owing shall have entered into an Inter-Creditor Agreement with Lender and in form and substance satisfactory to Lender.
     (v) Indebtedness by and among Borrower and any Guarantor or among Guarantors.
     Section 6.12. Merger. The Borrower will not, nor will it permit any of its Subsidiaries to, merge or consolidate with or into any other Person, except that a Subsidiary may merge into the Borrower or a Wholly-Owned Subsidiary.
     Section 6.13. Sale of Assets. The Borrower will not, nor will it permit any of its Subsidiaries to, in one or any series of transactions, lease, sell or otherwise dispose of Property to any other Person (except Property (i) which is purchased or otherwise acquired by Borrower or any of its Subsidiaries ninety (90) or fewer days prior to such lease, sale or other disposition, or (ii) which is subject to a Permitted Lien in favor of a Person other than Lender and said Person has approved or permitted such sale, lease or other disposition, or (iii) which is sold by Borrower or any Subsidiary to any Guarantor, provided, however, that to the extent any such Property is subject to a Lien in favor of Lender, or in favor of Administrative Agent for the benefit of Lender, said transfer shall be made specifically subject to said Lien and the transferee-Guarantor shall assume all obligations of the transferor-Borrower or Subsidiary under any Security Agreement, Pledge or other Loan Document pursuant to which any such Lien was created) which, in the aggregate, constitutes a Substantial Portion of the Property of Borrower or any Subsidiary, or which constitutes Collateral under the Security Documents if said lease, sale or other disposition is prohibited pursuant to the Security Documents.
     Section 6.14. Investments and Acquisitions. The Borrower will not, nor will it permit any of its Subsidiaries to, make or suffer to exist any Investments (including loans and advances to, and other Investments in,

Subsidiaries, except as explicitly permitted pursuant to Section 6.11), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:
     (i) Cash Equivalent Investments.
     (ii) Existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in Schedule I, including, without limitation, pursuant to the management and licensing agreements between AMI, ASI and/or Jetride, substantially on such terms and providing for management and royalty fees to AMI as described in writing to Lender.
     Section 6.15. Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, or suffer to exist (i) any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, or (ii) an agreement with any Person (other than Lender) which prohibits or restricts the granting of any such Lien in favor of Lender or in favor of Administrative Agent for the benefit of Lender, except any or all of the following (collectively, “Permitted Liens”):
     (i) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.
     (ii) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens, landlord’s liens, and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.
     (iii) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.
     (iv) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.
     (v) Liens existing on the date hereof and described in Schedule II.
     (vi) Liens existing in connection with existing and future Operating Leases and Capitalized Leases.
     (vii) Liens in favor of Lender or in favor of Administrative Agent for the benefit of Lender.
     (viii) Liens to secure payment of the purchase price of any aircraft and related tangible fixed assets acquired by the Borrower or any of its Subsidiaries with the proceeds of any Permitted Indebtedness may be created or suffered to exist upon such aircraft and related tangible fixed assets provided that the aggregate principal amount of all Permitted Indebtedness secured by such Liens does not exceed the amounts set forth in Section 6.11(iv); provided that no such Lien shall encumber any other asset at any time owned by the Borrower or such Subsidiary, and, provided further, that not more than one such Lien shall encumber such fixed asset at any one time.
     (ix) Liens securing Permitted Indebtedness described in Section 6.11(v).
     Section 6.16. Capital Expenditures. The Borrower will not, and will not permit any of its Subsidiaries to, make, or be committed to make, Capital Expenditures, on a non-cumulative basis in the aggregate exceeding $15,000,000 annually. Notwithstanding the foregoing provisions of this Section 6.16, the difference (up to $5,000,000) between (i) the maximum aggregate Capital Expenditures permitted in any year, and (ii) the actual aggregate Capital Expenditures made for such year, shall be permitted as a carry-over in any subsequent year and shall increase the maximum Capital Expenditures permitted for any such subsequent year (including any Capital Expenditures permitted in such subsequent year attributable to the purchase of aircraft).
     Section 6.17. Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction (including the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.
     Section 6.18. Letters of Credit. The Borrower will not, nor will it permit any of its Subsidiaries to, apply for or become liable upon or in respect of any Letter of Credit other than Facility LCs.
     Section 6.19. Sale of Accounts. The Borrower will not, nor will it permit any of its Subsidiaries to, sell or otherwise dispose of, with or without recourse, any notes receivable or Accounts Receivable for a purchase price exceeding $100,000 in the aggregate in any calendar year.
     Section 6.20. Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into or suffer to exist one or more (i) Sale and Leaseback Transactions of assets having book value in excess of (1) $10,000,000 in the aggregate during any calendar year, or (2) $25,000,000 in the aggregate during the term of this Agreement, or (ii) any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities, except to the extent permitted under (i) above.
     Section 6.21. Contingent Obligations. The Borrower will not, nor will it permit any of its Subsidiaries to, make or suffer to exist any Contingent Obligation (including any Contingent Obligation with respect to the obligations of any of Borrower’s Subsidiaries), except (i) by endorsement of instruments for deposit or collection in the ordinary course of business, (ii) the Reimbursement Obligations, and (iii) to the extent such Contingent Obligation(s) otherwise constitute Permitted Indebtedness hereunder.
     Section 6.22. Financial Contracts. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into or remain liable upon any Financial Contract.
     Section 6.23. No Amendments to Certain Documents and Agreements. The Borrower will not, nor will it permit any material amendment to its Articles of Incorporation, its Code of Regulations, or any other governing documents, except as required to maintain compliance with federal, state and local laws and regulations from time to time applicable to Borrower; provided, however, that Borrower shall provide thirty (30) days prior written notice to Lender of any such amendment.
     Section 6.24 Financial Covenants.
     Section 6.24.1. Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio (determined as of the end of each of its fiscal quarters for the then most recently ended four fiscal quarters), to be less than 1.25 to 1.0.
     Section 6.24.2. Leverage Ratio. The Borrower will not permit the Leverage Ratio, (determined as of the end of each of its fiscal quarters for the then most-recently ended four fiscal quarters), to be greater than 3.00 to 1.0.
     Section 6.24.3. Minimum Tangible Net Worth. The Borrower will at all times maintain Consolidated Tangible Net Worth of not less than (i) as of Borrower’s fiscal year-end 2006, $33,000,000.00, and (ii) as of the last day of each of Borrower’s fiscal years thereafter, that amount which is equal to the sum of the minimum Consolidated Tangible Net Worth required to be maintained by Borrower in accordance with this Section as of the last day of Borrower’s prior fiscal year, and 50% of Consolidated Net Income for such prior fiscal year; provided that if such Consolidated Net Income is negative in any fiscal year, the amount added in the subsequent fiscal year shall be zero.
ARTICLE VII
Defaults
     The occurrence of any one or more of the following events shall constitute a Default:
     Section 7.1. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to Lender or to Administrative Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made.

     Section 7.2. Nonpayment within five (5) days after the same becomes due of principal of any Loan or interest due upon any Loan, any Reimbursement Obligation or of any commitment fee, LC Fee or other obligations under any of the Loan Documents.
     Section 7.3. The breach by the Borrower of any of the terms or provisions of Article VI; provided, however, that so long as (i) no breach by Borrower of any such terms or provisions of Article VI has occurred previously in the prior twelve (12) consecutive months, and (ii) such breach is not of the terms or provisions of Sections 6.2, 6.6, 6.8, 6.9, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.18, 6.19, 6.20, 6.21, 6.22, 6.23, and/or 6.24, then the same shall not constitute a Default hereunder if cured to the reasonable satisfaction of Lender within fifteen (15) days after the earlier of (i) written notice to Borrower thereof from Lender, or (ii) such time as any officer of Borrower has become aware of said breach.
     Section 7.4. The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement or any other Loan Documents which is not remedied within fifteen (15) days after the earlier of (i) written notice to Borrower thereof from Lender, or (ii) such time as any officer of Borrower has become aware of said breach.
     Section 7.5. Failure of the Borrower or any of its Subsidiaries or any Affiliate of Borrower to pay when due (i) any Indebtedness or Rate Management Obligation(s) owing to Lender and unrelated to this Agreement, (ii) any Indebtedness owing by any of them in favor of any other Person which, individually or together with such other Indebtedness as to which any such failure exists, has an aggregate outstanding principal amount in excess of $1,000,000 or which is secured by a Substantial Portion of its or their Property which constitutes Collateral under the Security Agreements (“Material Indebtedness”), or the default by the Borrower or any of its Subsidiaries or Affiliates in the performance (beyond the applicable grace or cure period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Indebtedness, Rate Management Obligation(s) or Material Indebtedness was created or is governed, including, without limitation, in any Rate Management Transaction, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Indebtedness, Rate Management Obligation(s) or Material Indebtedness to cause, such Indebtedness, Rate Management Obligation(s) or Material Indebtedness to become due prior to its stated maturity; or any Indebtedness, Rate Management Obligation(s) or Material Indebtedness of the Borrower or any of its Subsidiaries or Affiliates shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries or Affiliates shall not pay, or admit in writing its inability to pay, its debts generally as they become due.
     Section 7.6. The Borrower or any of its Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its or their respective Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.
     Section 7.7. Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its or their respective Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.
     Section 7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of a Substantial Portion of the Property of Borrower and/or any of its Subsidiaries; or all or any portion of the Property of the Borrower and/or any of its Subsidiaries which, when taken together with all other Property of the Borrower and/or any of its Subsidiaries which has been so condemned, seized, appropriated, or taken into custody or under control, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion, except pursuant to the legal order of the U.S. government in time of war.

     Section 7.9. One or more (i) judgments or orders for the payment of money in an aggregate amount in excess of $2,000,000 (or the equivalent thereof in currencies other than U.S. Dollars), or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, are entered against Borrower or any of its Subsidiaries, which judgment(s), in any such case, is/are not (i) stayed on appeal, (ii) otherwise being appropriately contested in good faith, or (iii) paid, bonded or otherwise discharged (including, without limitation, as a result of any insurance settlement or payment) within forty-five (45) days after entry thereof.
     Section 7.10. The Unfunded Liabilities of all Single Employer Plans shall in the aggregate exceed $100,000 or any Reportable Event shall occur in connection with any Plan.
     Section 7.11. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $100,000 or requires payments exceeding $100,000 per annum.
     Section 7.12. The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $100,000.
     Section 7.13. The Borrower or any of its Subsidiaries shall violate any Environmental Law, which violation could reasonably be expected to have a Material Adverse Effect.
     Section 7.14. Any Change in Control shall occur.
     Section 7.15. The occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace or cure therein provided, and which could reasonably be expected to have a Material Adverse Effect.
     Section 7.16. Any Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Guaranty, or any Guarantor shall fail to comply with any of the terms or provisions of any Guaranty to which it is a party, or any Guarantor shall deny that it has any further liability under any Guaranty to which it is a party, or shall give notice to such effect.
     Section 7.17. The Collateral under the Security Documents shall, for any reason, in the reasonable discretion of Lender, materially decline in value, unless, immediately upon demand, additional security reasonably satisfactory to Lender is provided.
     Section 7.18. Failure by Borrower to pay all amounts owing under or in connection with the CIT Loan as and when due, or the default by Borrower in the performance of any term, provision or condition contained in any document, instrument, security agreement or other agreement evidencing or securing the CIT Loan (defined below) or under which the CIT Loan is created or governed, or any other event shall occur or condition exist, the effect of which is to cause the holder(s) of the CIT Loan to cause the obligations of the Borrower thereunder to become due prior to its stated maturity; giving effect, in each such instance to any grace or cure period applicable under the CIT Loan; provided, however, that this Section 7.18 shall be void and of no further effect at such time as the outstanding principal balance, together with all interest and other sums owing in connection therewith, shall be equal to or less than $1,000,000.00. “CIT Loan” means the financing extended by CIT Group to Borrower in the maximum principal amount of $11,000,000.00 in March of 2005, the proceeds of which were used to repay the Term Loans made pursuant to the First Amended and Restated Credit Agreement.

ARTICLE VIII
Acceleration, Waivers And Remedies
     Section 8.1. Acceleration.
     (i) If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of Lender to make Loans hereunder, and the obligation and power of Lender to issue Facility LCs, shall automatically terminate and the Obligations shall immediately become due and payable and Borrower shall be and become unconditionally obligated to pay the same without any election or action on the part of Lender. If any other Default occurs, Lender may terminate or suspend all obligations to make Loans hereunder and the obligation to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.
     (ii) If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of Lender to make Loans, and the obligation and power of Lender to issue Facility LCs, as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, Lender shall, by notice to the Borrower, rescind and cancel such acceleration and/or termination.
     Section 8.2. Preservation of Rights. No delay or omission of Lender to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude any other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by Lender required pursuant to Section 12.13, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to Lender and/or Administrative Agent until the Obligations have been paid in full.
ARTICLE IX
Intentionally Omitted
Setoff; Ratable Payments
     Section 10.1. Setoff. In addition to, and without limitation of, any rights of Lender under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by Lender or any Affiliate of Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to Lender and/or Administrative Agent for the benefit of Lender, whether or not the Obligations, or any part hereof, shall then be due.
     Section 10.2. Intentionally Omitted.
ARTICLE XI
Benefit Of Agreement; Assignments; Participations
     Section 11.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and Lender and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by Lender must be made in compliance with Section 11.3. The parties to this Agreement acknowledge that clause (ii) of this Section 11.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including any pledge or assignment by Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 11.3. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.
     Section 11.2. Participations.
     11.2.1. Permitted Participants; Effect. Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure of Lender, any Note held by Lender, any Commitment of Lender or any other interest of Lender under the Loan Documents. In the event of any such sale by Lender of participating interests to a Participant, Lender’s obligations under the Loan Documents shall remain unchanged, Lender shall remain solely responsible to Borrower for the performance of such obligations, Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if Lender had not sold such participating interests, and the Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under the Loan Documents.
     11.2.2. Voting Rights. Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which forgives principal, interest, fees, or any Reimbursement Obligation, or reduces the interest rate or fees payable with respect to any such Credit Extension or Commitment, extends the Facility Termination Date, or postpones any date fixed for any regularly-scheduled payment of principal of or interest on any Loan in which such Participant has an interest, or any regularly-scheduled payment of fees on any such Credit Extension or Commitment.
     Section 11.3. Assignments.
     Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. The consent of the Borrower shall be required prior to an assignment becoming effective with respect to a Purchaser which is not an Affiliate of Lender; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consent shall not be unreasonably withheld or delayed. Each such assignment with respect to a Purchaser which is not an Affiliate of Lender shall (unless Borrower otherwise consents) be in an amount not less than the lesser of (i) $5,000,000 or (ii) the remaining amount of Lender’s Revolving Commitment (calculated as at the date of such assignment) or Outstanding Credit Exposure (as applicable).
     Section 11.4. Dissemination of Information. The Borrower authorizes Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee, provided that prior written notice of any such disclosure from Lender to Borrower is made, any and all information in Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 12.10 of this Agreement.
ARTICLE XII
General Provisions
     Section 12.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.
     Section 12.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, Lender shall not be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

     Section 12.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
     Section 12.4. Entire Agreement. The Loan Documents embody the entire agreement and understanding between the Borrower and Lender and supersede all prior agreements and understandings between the Borrower and Lender relating to the subject matter thereof.
     Section 12.5. Several Obligations; Benefits of this Agreement. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.
     Section 12.6. Expenses; Indemnification.
     (i) The Borrower shall reimburse Lender for any reasonable and properly documented costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for Lender, which attorneys may be employees of Lender) paid or incurred by Lender in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse Lender for any reasonable and properly documented costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for Lender, which attorneys may be employees of Lender) paid or incurred by Lender in connection with the collection and enforcement of the Loan Documents.
     (ii) The Borrower hereby further agrees to indemnify Lender, its directors, officers, employees and agents against all losses, claims, damages, penalties, judgments, liabilities and expenses (including all expenses of litigation or preparation therefor whether or not Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a Final Judgment (defined below) to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. “Final Judgment” means a judgment by a court of competent jurisdiction (i) which is non-appealable or (ii) with respect to which Lender does not commence proceedings to appeal within the applicable period(s) provided for by law. The obligations of the Borrower under this Section 12.6 shall survive the termination of this Agreement.
     Section 12.7. Intentionally Omitted.
     Section 12.8. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
     Section 12.9. Nonliability of Lender. The relationship between the Borrower on the one hand and Lender on the other hand shall be solely that of borrower and lender. Lender shall have no fiduciary responsibilities to the Borrower. Lender undertakes no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that Lender shall have no liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a Final Judgment that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.
     Section 12.10. Confidentiality. Lender agrees, on behalf of itself and its Affiliates to whom a disclosure is made, to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates, (ii) to legal counsel, accountants, and other professional advisors to Lender, to Administrative Agent, or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which Lender is a party, (vi) to Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, and (vii) permitted by Section 11.4.

     Section 12.11. Fixed Assets. Lender and Administrative Agent hereby agree that they will take such actions as are reasonably necessary to release all or part of the Fixed Assets from the existing liens and security interests granted under the Loan Documents, if such release is requested by Borrower in connection with Borrower’s refinance (with a creditor other than Lender) of all or part of such Fixed Assets; provided, however, that (i) said creditor has required that such refinance be secured by a first position security interest in the Fixed Assets to be released, (ii) said refinancing is not prohibited by this Agreement or the other Loan Documents or is specifically permitted under Section 6.11, and (iii) no Default or Unmatured Default exists at the time of said release or thereafter as a result of said release.
     Section 12.12. Intentionally Omitted.
     Section 12.13. Intentionally Omitted.
     Section 12.14. Notices. Except as otherwise permitted by Section 2.14 with respect to Borrowing Notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party at its address or facsimile number set forth on the signature pages hereof. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to Lender under Article II shall not be effective until received.
     Section 12.15. Change of Address. The Borrower and Lender may each change the address for service of notice upon it by a notice in writing to the other party hereto.
     Section 12.16. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower and Lender.
     Section 12.17. Choice Of Law. The Loan Documents (other than those containing a contrary express choice of law provision) shall be construed in accordance with the internal laws (but without regard to the conflict of law principles) of the State of Ohio, but giving effect to federal laws applicable to national banks.
     Section 12.18. Consent To Jurisdiction. The Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any United States federal or Ohio state court sitting in Columbus, Ohio in any action or proceeding arising out of or relating to any Loan Documents and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. Nothing herein shall limit the right of Lender to bring proceedings against the Borrower in the courts of any other jurisdiction. Any judicial proceeding by the Borrower against Lender involving, directly or indirectly, any matter in any way arising out of, related to, or connected with any Loan Document shall be brought only in a court in Columbus, Ohio.
     Section 12.19. WAIVER OF JURY TRIAL. THE BORROWER AND LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
     Section 12.20. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to Lender, and/or to Administrative Agent for the benefit of Lender, in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by Lender.
     Section 12.21. Warrant of Attorney. The Borrower hereby irrevocably authorizes any attorney-at-law, including any attorney-at-law employed or retained by Lender to appear for it in any action on this Agreement or any Note at any time after the same becomes due as herein or therein provided in any court of record situated in the county where this warrant was signed (being Franklin County, Ohio), or in the county where the Borrower then resides or can be found, to waive the issuing and service of process, and confess a judgment in favor of the holder of this Agreement and any Note against the Borrower, for the amount that may then be due, with interest at the rate(s) provided for herein, together with the costs of suit, and to waive and release all errors in said proceedings and the right to appeal from the judgment rendered. The Borrower consents to the jurisdiction and venue of such court. The Borrower waives any conflict of interest that any attorney-at-law employed or retained by Lender may have in confessing judgment hereunder and consents to the payment of a legal fee to any attorney-at-law confessing judgment hereunder.
ARTICLE XIII
The Administrative Agent
     Section 13.1. Appointment; Nature of Relationship. Agent is hereby appointed by Lender as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and Lender irrevocably authorizes the Administrative Agent to act as the contractual representative of Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article XIII. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lender, (ii) is a “representative” of the Lender within the meaning of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Lender hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims Lender hereby waives.
     Section 13.2. Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lender, or any obligation to the Lender to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.
     Section 13.3. General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower or Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.
     Section 13.4. No Responsibility for Loans, Recitals, etc Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any guarantor, if any, of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries. The Administrative Agent shall have no duty to disclose to the

Lender information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).
     Section 13.5. Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Lender, and such instructions and any action taken or failure to act pursuant thereto shall be binding on the Lender. The Lender hereby acknowledges that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Lender. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lender against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
     Section 13.6. Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lender and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.
     Section 13.7. Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.
     Section 13.8. Administrative Agent’s Reimbursement and Indemnification. The Lender agrees to reimburse and indemnify the Administrative Agent (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other reasonable and properly documented expenses incurred by the Administrative Agent on behalf of the Lender, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including for any reasonable and properly documented expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and Lender) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and Lender), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that Lender shall not be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent. The obligations of the Lender under this Section 13.8 shall survive payment of the Obligations and termination of this Agreement.
     Section 13.9. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lender.
     Section 13.10. Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.
     Section 13.11. Lender Credit Decision. Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.
     Section 13.12. Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lender and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign. The Administrative Agent may be removed at any time with or without cause by written notice received by the Administrative Agent from the Lender, such removal to be effective on the date specified by the Lender. Upon any such resignation or removal, the Lender shall have the right to appoint, on behalf of the Borrower and the Lender, a successor Administrative Agent, which appointment shall be subject to the consent of Borrower as long as no Default has occurred and is continuing at the time of such appointment. If no successor Administrative Agent shall have been so appointed by the Lender within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lender, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lender may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lender. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article IX shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 9.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent.
     Section 13.13. Delegation to Affiliates. The Borrower and the Lender agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled hereunder.

     IN WITNESS WHEREOF, the Borrower and Lender the have executed this Agreement as of the date first above written.
     WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

BORROWER: AIRNET SYSTEMS, INC. an Ohio corporation
By:	/s/ Gary W. Qualmann
Gary W. Qualmann
Title: Address: Telephone: FAX:	CFO 7250 Starcheck Drive Columbus, Ohio 43217 Attn: Chief Financial Officer (614) 409-4834 (614) 409-7965

LENDER: THE HUNTINGTON NATIONAL BANK, a national banking association
By:	/s/ Frederick G. Hadley
Frederick G. Hadley
Address: Telephone: FAX:	Senior Vice President 41 South High Street Columbus, Ohio 43215 Attn: John M. Luehmann, Vice President (614) 480-4400 (614) 480-5791

[ACKNOWLEDGEMENT OF GUARANTORS ON FOLLOWING PAGES]

CONSENT AND AGREEMENT OF GUARANTORS
     Each of the undersigned Guarantors, having, pursuant to a Guaranty Agreement, guaranteed the payment and performance of Borrower’s obligations and indebtedness owed to the Lender and Administrative Agent, and having secured said obligations pursuant to a Security Agreement, joins in the execution of the foregoing Agreement and hereby consents and agrees to the terms, conditions, execution and performance of the foregoing Agreement and the Note, and the amendment and restatement of the First Amended and Restated Credit Agreement and the JPM Note and HNB Note, by Borrower, and further consents and agrees to the obligations and liabilities of Borrower owing under the Loan Documents.
     Each such Guarantor agrees that its obligations and liabilities under the Guaranty Agreement and the Security Agreement shall apply and extend with respect to all of Borrower’s obligations and liabilities under the foregoing Agreement and all Loan Documents. Each Guarantor has read and understands all terms and provisions of the foregoing Agreement and all Loan Documents and agrees that all of the terms, covenants and conditions of, and the obligations of each Guarantor under, its Guaranty, and under each Security Agreement, and other Loan Document to which each such Guarantor is a party, shall continue in full force and effect and be binding upon each such Guarantor notwithstanding the foregoing Agreement, the Note, and/or the amendment and restatement of the First Amended and Restated Credit Agreement and the JPM Note and HNB Note which is effected thereby, with respect to the Loans originally made under the First Amended and Restated Credit Agreement and continued under the foregoing Agreement. Each capitalized term used but not otherwise defined herein shall have the meaning ascribed to it in the foregoing Agreement.
     The Guarantors acknowledge and agree that the Commitment currently available to Borrower under the Agreement is in the amount of $15,000,000 and that each Guarantor has, pursuant to the Guaranty guaranteed the repayment of, and has secured, pursuant to the Security Agreements, all Loans made pursuant to the Commitment, and all other liabilities and obligations of Borrower to Lender and the Administrative Agent under the Loan Documents, with respect to the Commitment and the Loans made pursuant to the Commitment, and otherwise. Further, each Guarantor acknowledges and agrees that the Loans made under the foregoing Agreement shall not constitute a satisfaction, novation or refinance of the indebtedness previously made pursuant to the First Amended and Restated Credit Agreement.
     Each Guarantor represents and warrants that all representations and warranties contained in the Guaranty and in each Security Agreement are true, correct and complete on and as of the date hereof to the same extent as though made on and as of this date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete on and as of such earlier date.
     Each mortgage, security interest, pledge, hypothecation, lien, assignment or other conveyance of any right, title or interest in any property of any kind delivered to the Lender and/or the Administrative Agent at any time by any Guarantor in connection with the Agreement, the First Amended and Restated Credit Agreement, the Loan Documents and/or the Original Loan Documents, shall remain in full force and effect with respect to, and shall continue to secure, the Commitment, the Loans made under the Commitment, and all of Borrower’s liabilities and obligations owing under the Loan Documents and otherwise in favor of Lender and/or the Administrative Agent.
     Each Guarantor hereby reaffirms its liability to the Lender and the Administrative Agent under the Guaranty and under the Security Agreement and all other agreements and instruments executed by each Guarantor for the benefit of the Lender and the Administrative Agent in connection therewith. Each Guarantor agrees that the Lender and the Administrative Agent has performed all of its obligations under the Loan Documents and the Original Loan Documents and that neither the Lender nor the Administrative Agent is in default under any obligation either has or ever did have to Borrower or any Guarantor under the Guaranty or the other Loan Documents, the Original Loan Documents, or any other agreement. As a specific inducement and consideration to the Lender and the Administrative Agent to enter into the Agreement and agree to the transactions contemplated thereby, each Guarantor hereby waives and releases the Lender, the Administrative Agent, and their respective officers, directors, employees and representatives, from any and all claims or causes of actions, if any, accruing on or before the date hereof and arising out of the past and/or present business relationship among Borrower and/or Guarantor and Lender and/or Administrative Agent which each Guarantor now has against the Lender and/or Administrative Agent, or any of their respective officers, directors, employees or representatives.

     Each Guarantor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in the Agreement, each Guarantor is not required by the terms of the Guaranty, the Security Agreement, or any other Loan Document or Original Loan Document, to consent to the terms of the Agreement, and (ii) nothing in the Guaranty, the Security Agreement, the Agreement or any other Loan Document or Original Loan Document shall require, or be deemed to require, the consent of any Guarantor to any future amendments to any Loan Document.
     The undersigned Guarantors hereby acknowledge, accept and agree to each of the provisions of the foregoing Agreement and ratify and confirm that all of the provisions of the Loan Documents to which each such Guarantor is a party, including, without limitation, the Subsidiary Guaranty, the Fast Forward Guaranty, the Timexpress Guaranty, and the Security Agreements, as applicable, and all obligations and liabilities of each such Guarantor in favor of Lender and/or Administrative Agent thereunder and otherwise, and all liens, security and other interests granted thereby, shall continue and remain in full force and effect, irrespective of any provision of the foregoing Agreement, or any other or future modification of the Loan Documents or the terms of the credit extended, evidenced and secured thereby.
[signatures contained on following pages]

GUARANTORS:

7250 STARCHECK, INC.,
an Ohio corporation formerly known as Jetride, Inc.

By:	/s/ Bruce D. Parker

Bruce D. Parker, President
WARNING – BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

Float Control, Inc., a
Michigan corporation

By:	/s/ Bruce D. Parker

Bruce D. Parker, President
WARNING – BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

AirNet Management, Inc., an
Ohio corporation

By:	/s/ Bruce D. Parker

Bruce D. Parker, President
WARNING – BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

Fast Forward Solutions, LLC, an
Ohio limited liability company

By:	/s/ Bruce D. Parker

Bruce D. Parker, Manager
WARNING – BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

timexpress.com, inc. an
Ohio corporation

By:	/s/ Bruce D. Parker

Bruce D. Parker, President
WARNING – BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

PRICING SCHEDULE

Applicable	LEVEL I	level ii	level iii	level iv
Margin*	status	status	status	status
Eurodollar Rate	250 bps	225 bps	200 bps	175 bps

Floating Rate	50 bps	25 bps	0 bps	0 bps

Applicable Fee Rate*
Unused Commitment Fee	50 bps	37.5 bps	37.5 bps	30 bps

*	In basis points
For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule. “Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 6.1(i) or (ii).
     “Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is greater than 2.75 to 1.00.
     “Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is equal to or greater than 2.50 to 1.0 but less than 2.75 to 1.00.
     “Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is equal to or greater than 2.25 to 1.0 but less than 2.50 to 1.00.
     “Level IV Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Leverage Ratio is less than 2.25 to 1.0.
     “Status” means either Level I Status, Level II Status or Level III Status.
     The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective five Business Days after Lender has received the applicable Financials. If the Borrower fails to deliver the Financials to Lender at the time required pursuant to Section 6.1, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five days after such Financials are so delivered.

EXHIBIT A
AMENDED AND RESTATED NOTE

$15,000,000.00	March 29, 2007
     AirNet Systems, Inc., an Ohio corporation (the “Borrower”), promises to pay to the order of The Huntington National Bank (the “Lender”) the aggregate unpaid principal amount of all Revolving Loans made by Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the main office of Lender, together with interest thereon at the rate or rates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on such Loans as set forth in the Agreement.
     Lender shall, and is hereby authorized to, record by entries made by Lender into its electronic data processing system and/or internal memoranda maintained by Lender, or to otherwise record in accordance with its usual practice, the date and amount of each such Loan and the date and amount of each principal and interest payment hereunder. The Borrower agrees that the sum or sums shown on such schedule, the most recent printout from Lender’s electronic data processing system and/or such memoranda shall be rebuttably presumptive evidence of the amount of the outstanding principal, interest or any other amount due under this Note; provided, however, that the failure of Lender to make any such entry(s) shall not affect the obligation of the Borrower to repay outstanding principal, interest or any other amount due under this Note in accordance with the terms hereof.
     This Note is issued pursuant to, and is entitled to the benefits of, the Second Amended and Restated Credit Agreement dated as of March 29, 2007 (which, as it may be amended, modified, supplemented, extended, restated and/or replaced from time to time, is herein called the “Agreement”), between the Borrower and Lender, which was given as an amendment and restatement to the First Amended and Restated Credit Agreement, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
     This Note is given as an amendment and restatement for and as evidence of the indebtedness previously evidenced by that certain (i) Note dated May 28, 2004 given by Borrower in favor of Lender in the face amount of $18,750,000.00 (as amended from time to time, the “HNB Note”), and (ii) Note dated May 28, 2004 given by Borrower in favor of JPMorgan Chase Bank, a national banking association (“JPM”) formerly known as Bank One, N.A. (Columbus) in the face amount of $11,250,000.00 (as amended from time to time, the “JPM Note”), the outstanding principal indebtedness, as of the date hereof, of (i) the HNB Note being Zero Dollars ($0) and (ii) the JPM Note being Zero Dollars ($0); with said JPM Note having been assigned by JPM to Lender pursuant to the Assignment Agreement dated of even date herewith by and between Lender and JPM, as Assignee and Assignor, respectively. The HNB Note and the JPM Note were executed and delivered by Borrower pursuant to the First Amended and Restated Credit Agreement. The maximum principal amount available under the “Commitment” (as defined in the First Amended and Restated Credit Agreement) and under the HNB Note and the JPM Note has been reduced from time to time, and, ultimately, pursuant to that certain Fifth Change in Terms Agreement dated November 10, 2006, by and among Borrower, Lender in its capacity as Administrative Agent for the benefit of the “Lenders” (as such term is defined thereunder), and such “Lenders” (inclusive of JPM and Lender), the maximum outstanding principal indebtedness available under (i) said “Commitment” was reduced to $15,000,000.00, (ii) the HNB Note was reduced to $9,375,000.00, and (iii) the JMP Note was reduced to $5,625,000.00.
     Further, this Note does not constitute a novation of the HNB Note or the JPM Note or a refinance of the “Commitment” referenced above or the outstanding principal balance of the HNB Note or the JPM Note, and the Agreement does not constitute or represent a novation of the First Amended and Restated Credit Agreement, and this Note and the obligations and liabilities under the Agreement and all other Loan Documents shall remain secured by all mortgage liens, security interests, pledges, and other interests given, by Borrower, each Guarantor and any other Person, to secure the HNB Note and/or the JPM Note, this Note and/or the obligations under the Agreement and the other Loan Documents.
     The Borrower hereby irrevocably authorizes any attorney-at-law, including any attorney-at-law employed or retained by Lender, to appear for it in any action on this Note at any time after the same becomes due as herein provided in any court of record situated in the county where this warrant was signed (being Franklin County, Ohio), or in the county where the Borrower then resides or can be found, to waive the issuing and service of process, and confess a judgment in favor of the holder of this Note against the Borrower, for the amount that may then be due, with interest at the rate(s) provided for herein, together with the costs of suit, and to waive and release all errors in said proceedings and the right to appeal from the judgment rendered. The Borrower consents to the jurisdiction and venue of such court. The Borrower waives any conflict of interest that any attorney-at-law employed or retained by Lender may have in confessing judgment hereunder and consents to the payment of a legal fee to any attorney-at-law confessing judgment hereunder.

AIRNET SYSTEMS, INC.
an Ohio corporation

By:

Print Name:

Title:

WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

EXHIBIT B
COMPLIANCE CERTIFICATE
To: The Huntington National Bank
     This Compliance Certificate is furnished pursuant to that certain Second Amended and Restated Credit Agreement dated as of March 29, 2007 (as amended, modified, renewed or extended from time to time, the “Agreement”) between AirNet Systems, Inc., an Ohio corporation (the “Borrower”) and The Huntington National Bank. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
     THE UNDERSIGNED HEREBY CERTIFIES THAT:
     1. I am the duly elected                                          of the Borrower;
     2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;
     3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and
     4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.
     5 Schedule II hereto sets forth the determination of the applicable margin on the interest rates to be paid for Advances, the Applicable Fee Rate and the commitment fee rates commencing on the fifth day following the delivery hereof.
     6 Schedule III attached hereto sets forth the various reports and deliveries which are required at this time under the Credit Agreement and the other Loan Documents and the status of compliance.

     Described below are the exceptions, if any, to paragraph 3 (list in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event):

     The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this                      day of,                     .

SCHEDULE I TO COMPLIANCE CERTIFICATE
Compliance as of                                         ,                      with Provisions of                      and                      of the Agreement

SCHEDULE II TO COMPLIANCE CERTIFICATE
Borrower’s Applicable Margin and Applicable Fee Rate Calculation

SCHEDULE III TO COMPLIANCE CERTIFICATE
Reports and Deliveries Currently Due

EXHIBIT C
BORROWING BASE CERTIFICATE
FOR
AIRNET SYSTEMS, INC.
AND ITS SUBSIDIARIES
We submit the following information regarding Eligible Accounts Receivable and Eligible Inventory, and the following calculations of the Borrowing Base as defined in that certain Second Amended and Restated Credit Agreement (the “Credit Agreement”) by and between AirNet Systems, Inc. (“AirNet”) and The Huntington National Bank (“Lender”) dated March 29, 2007. Capitalized terms used herein and not otherwise defined herein shall have the meaning given in the Credit Agreement.
Completed for the month ended:

Total accounts receivable per the accounts receivable aging report dated as of the date shown above (a copy of which is attached hereto)		$

Less: accounts receivable over 90 days from original invoice date		$

Less: other accounts receivable not meeting the definition of Eligible
Accounts Receivable		$

Total Eligible Accounts Receivable		$
Advance Rate			X80%

Total finished goods inventory		$

Less: any inventory not meeting the definition of Eligible Inventory		$

Total Eligible Inventory		$
Advance Rate			X 50%

Total Amount Available on Eligible Inventory	(b)	$

Borrowing Base – (a) plus (b)	(c)	$

Revolving Commitment	(d)	$

Amount Available (lesser of (d) and (e))		$

Less: aggregate of Revolving Credit Loans Advanced	(e)	$

Availability Excess (Shortage)		$
If shortage, AirNet hereby authorizes Lender to debit AirNet’s account number                      for the amount of the shortage. We hereby certify that the above information and calculations are true and correct as of the date shown above and that at no time during the period then ended did (i) the aggregate outstanding amount of all Revolving Loans exceed the lesser of the amount of the Commitment or the Borrowing Base, and (ii) the Borrowing Base fall below zero.
[signatures contained on next page]

SCHEDULE 1
SUBSIDIARIES AND OTHER INVESTMENTS
(See Sections 5.8 and 6.14 (ii))

Name	State/Country	AirNet Ownership %
AirNet Management, Inc.	Ohio Corp.	100%
7250 STARCHECK, INC.*	Ohio Corp.	100%
Fast Forward Solutions, LLC	Ohio LLC	100%
timexpress.com, inc.	Ohio Corp	100%
Float Control, Inc.	Michigan Corp.	100%
AirNet Systems Inc.	Ontario, Canada	100%

*	Formerly known as Jetride, Inc.

SCHEDULE 2
INDEBTEDNESS AND LIENS
(See Sections 6.11 and 6.15(iv))

Borrower	Lender	Security	Amount	Maturity
AirNet Systems, Inc.	GE Capital Corp.[1]	Aircraft [2]	$7,642,000	4/01/08

1.	On March 24, 2005, AirNet entered into a three-year term loan totaling $11.0 with Chase Equipment Leasing Inc. (f/k/a) Banc One Leasing Corporation. This term loan is secured by seven Cessna Caravan and nine Learjet 35A aircraft and the associated engines (see listing below). The loan was assigned to CIT Group/Equipment Financing, Inc. on March 24, 2005. The loan was subsequently assigned to GE Capital Corporation on or about October 31, 2005. As of March 15, 2007, approximately $7,642,000 was outstanding under this term loan.

2.	The loan is secured by the following aircraft and engines under a Loan and Security Agreement dated March 24, 2005:

Aircraft	Engines
Learjet 35A’s	Garrett TFE-731-2-2B
N900JC	P74550 & P74906
N94AA	P74422 & P74751
N64CP	P89305 & P74303
N56JA	P74236 & P74898
N25AN	P73139 & P74333
N31WR	P74974 & P74356
N39DK	P74230 & P74484
N51LC	P74426 & P74752
N122JW	P74267 & P74321

Cessna 208B Caravans	Pratt & Whitney PT6A-114A

N102AN	PCE-PC0892
N103AN	PCE-PC0928
N104AN	PCE-PC0911
N105AN	PCE-PC0968
N106AN	PCE-PC0909
N107AN	PCE-PC1006
N107AN	PCE-PC0988
SCHEDULE 5.14
ADDRESSES OF REAL PROPERTY
OWNED OR LEASED BY THE BORROWER

SCHEDULE 5.16
ENVIRONMENTAL MATTERS
AirNet is liable for remedial activities relating to releases from two Underground Storage Tanks on property at a local airport that it operated under lease from Oakland County. The releases were of jet and airplane fuel which reached and impacted groundwater. Although it has taken significant time (roughly 16 years since the original discovery), significant progress has been made and the plume of contaminants is as dilute and narrow as it has been. MDEQ, the relevant regulatory body appears content to allow AirNet to complete its relatively slow, low-tech, low cost remedial action with the necessary confirmatory testing. Each round of treatment (about one a year) costs roughly $5,000 and each round of testing (about one per year) costs roughly $4,000. More testing would be required to reach closure and so it could cost at least $17,000 — $20,000 to bring this to closure. It may cost more but for each year that it is not complete, one can add roughly $9,000 to the cost estimate to close this out.
AirNet was also sued by a neighbor whose property covers a small part of the plume emanating from the former AirNet operation. The suit was settled in April of 2003 for $65,000.00 and a commitment by AirNet to achieve an MDEQ approved closure with respect to the neighbor’s property either through the treatment regime described above or through the imposition of a deed restriction on the neighbor’s property in April 2005 and approval of same by the MDEQ as closure.